Gaming and Leisure Properties Appoints Debra Martin Chase to Board of Directors

WYOMISSING, Pa., April 24, 2024 -- Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (the “Company”), announced today that Debra Martin Chase has been appointed to the Board of Directors as a new independent director, effective immediately, to fill the vacancy created by the previously disclosed passing of JoAnne A. Epps. The appointment of Ms. Chase to the Board of Directors brings the total number of directors to eight, seven of whom are considered independent according to the listing standards of the Nasdaq Stock Exchange. Ms. Chase has also been appointed as a member of the Nominating and Corporate Governance Committee of the Board of Directors, effective immediately. Ms. Chase will hold her directorship until the Company’s next annual meeting of shareholders or until her successor is duly elected and qualified or until her earlier death, disqualification, resignation or removal.

Ms. Chase is the founder and Chief Executive Officer of an entertainment production company doing business as Martin Chase Productions. She is a two-time Tony Award winning, a Peabody Award winning, and three-time Emmy nominated television, motion picture, and Broadway producer. Ms. Chase is an entertainment industry trailblazer, being the first female African American producer to have a deal with a major motion picture studio. Her films have grossed over $500 million at the box office. She brings to the Company over 30 years of experience in motion picture and television production as well as a corporate legal background.

Peter Carlino, Chairman and Chief Executive Officer of GLPI, commented, “I am delighted to welcome Debra to our Board as we believe her extensive entertainment industry experience, impressive legal background and broad board experience across public companies and the arts will serve GLPI well as we continue to drive growth in shareholder value. She brings a wealth of knowledge to GLPI, which we believe is a perfect complement to the existing strengths of the Board. I am confident that she will help expand the diverse set of viewpoints that ultimately shape our mission.”

Ms. Chase currently serves on the board of B&G Foods (NYSE: BGS), where she chairs the Corporate Social Responsibility Committee, and the board of Bridge Investment Group Holdings Inc. (NYSE: BRDG), where she serves on the Audit Committee. She also serves on the board of the Second Stage Theater in Manhattan, where she chairs the Artistic Committee. She previously served on the board of the New York City Ballet for a decade, where she founded and chaired its Diversity and Inclusion Committee, and the board of trustees for Mount Holyoke College. She is a member of the Motion Picture Academy, where she serves on the Producers Executive Committee; the Television Academy; the Broadway League, where she is a member of the Tony Management Committee; and the board of the Producers Guild Foundation. Prior to entering the entertainment industry, Ms. Chase practiced law at Houston’s Mayor, Day, and Caldwell from 1981 to 1983. After serving as a lawyer for Tenneco from 1983 to 1985, Ms. Chase moved to New York City where she worked for the Stroock, Stroock & Lavan, and eventually became in-house counsel for Avon Products.

Ms. Chase holds degrees from Mount Holyoke College, including an honorary Doctorate of Arts, and the Harvard Law School.

About Gaming and Leisure Properties
GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our expectations regarding Ms. Chase’s ability to contribute meaningfully to the experience and perspectives of the Board. Forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the effect of pandemics, such as COVID-19, on GLPI as a result of the impact such pandemics may have on the business operations of GLPI’s tenants and their continued ability to pay rent in a timely manner or at all; the potential negative impact of ongoing high levels of inflation (which have been exacerbated by global conflict) on our tenants' operations; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing acquisitions or projects; GLPI's ability to maintain its status as a REIT; our ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to GLPI; the impact of our substantial indebtedness on our future operations; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2023, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward-looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur as presented or at all.

Contact:
Gaming and Leisure Properties, Inc.        Investor Relations
Matthew Demchyk, Chief Investment Officer    Joseph Jaffoni, Richard Land, James Leahy at JCIR
610/401-2900                    212/835-8500
investorinquiries@glpropinc.com        glpi@jcir.com

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